CUSIP No. 83084G 109	SCHEDULE 13D	Page 10 of 13

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all additional amendments thereto) with respect to the common shares of Sky-mobi Limited and further agree that this joint filing agreement (this “Agreement”) shall be included as an Exhibit to such joint filing. Each person further agrees as follows:

1. Each person executing this Agreement is responsible for the timely filing of such Schedule 13D and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this Agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

2. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Remainder of Page Intentionally Left Blank

CUSIP No. 83084G 109	SCHEDULE 13D	Page 11 of 13

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 24, 2016

Mobi Joy Limited

By:	/s/ Michael Tao Song
Michael Tao Song
Title:	Director

Xplane Ltd.

By:	/s/ Michael Tao Song
Michael Tao Song
Title:	Director

Michael Tao Song

By:	/s/ Michael Tao Song
Name: Michael Tao Song